Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Medizone International, Inc.

We hereby consent to the incorporation by reference in this registration statement on Form S-8 of Medizone International, Inc. and subsidiaries of our report, dated February 28, 2014, with respect to the consolidated financial statements of Medizone International, Inc. and subsidiaries as of December 31, 2013 and 2012, and for the years then ended, which report appears in the December 31, 2013 annual report on Form 10-K of Medizone International, Inc. and subsidiaries.

/s/ Tanner LLC

Salt Lake City, Utah
July 17, 2014